EXHIBIT 23.2

 Cinnamon Jang Willoughby & Company

Chartered Accountants

A Partnership of Incorporated Professionals

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Form S-8 Registration Statement pertaining to the 2007/08 Stock Incentive and Equity Compensation Plan  (the “Plan”) of our report dated September 22, 2006 with respect to the financial statements of Paramount Gold and Silver Corp. f/k/a Paramount Gold Mining Corp. included in its annual report filed on Form 10-KSB for the year ended June 30, 2006 as filed with the Securities and Exchange Commission.

/s/ “ Cinnamon Jang Willoughby & Company“

Chartered Accountants

September 26, 2007

Burnaby, Canada

MetroTower II - Suite 900 - 4720 Kingsway, Burnaby, BC Canada V5H 4N2.  Telephone: +1 604 435 4317.  Fax: +1 604 435 4319.

HLB Cinnamon Jang Willoughby & Company is a member of International. A  world-wide organziation of accounting firms and business advisors.